EXHIBIT 10.5

December 5, 2013

Jeff Blom

East Greenville, PA

Dear Jeff:

It is our pleasure to inform you that you will be a participant in the 2014 Knoll, Inc. Incentive Compensation Program.

In these challenging times our objectives are simple and something that each of us can help contribute to:

Leverage our investments in sales, marketing and design initiatives as well as ONEKnoll and the Supply Chain Transformation to drive top line growth and improved levels of profitability while continuing to make the right investments in products, service and technology to position Knoll for long term success.

Our success in 2014 and beyond will be a direct result of your ability to help us accomplish these long term goals while meeting our short term 2014 operating profit plan.

If you achieve your individual goals, ONEKnoll and Supply Chain Transformation remain on track and on budget, Knoll makes its 2014 operating profit plan and Knoll's Office segment exceeds its segment operating profit plan you can qualify for a total target incentive payout of one hundred percent (100%) of your base salary.

This award is subject to our approval and that of the Knoll, Inc. Board of Directors (or appropriate committee of the Knoll, Inc. Board of Directors), which may exercise discretion in adjusting your award up or down based on factors the Board of Directors (or appropriate committee of the Knoll, Inc. Board of Directors) deems appropriate, including Knoll's performance relative to the industry, other macroeconomic factors and your individual performance. You must be employed by Knoll on the date this award is distributed in order to receive this incentive.

We have great confidence in your ability to contribute to our success in 2014 and look forward to being able to present you with your award in early 2015.

Thank you for all that you do for Knoll.

Sincerely,

/s/ Andrew Cogan /s/ Lynn Utter

Andrew Cogan Lynn Utter

CEO President and COO